Federal Home Loan Bank of Des Moines
announcement

August 9, 2017

FHLB Des Moines Approves Second Quarter 2017 Dividend

The FHLB Des Moines (the Bank) Board of Directors has approved a second quarter 2017 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved at an annualized rate was 3.50 percent for activity-based capital stock and 1.00 percent for membership capital stock, both unchanged from the prior quarter. Dividend payments totaling $47 million are expected to be paid on August 10, 2017.

The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding was 3.06 percent; however, the effective combined dividend rate on the total capital stock held by each shareholder will depend on their level of activity with the Bank during the second quarter.

Earlier today the Bank filed its Second Quarter 2017 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the second quarter was provided in a Form 8-K earnings release filed with the SEC on July 27, 2017. These filings are available at www.fhlbdm.com or www.sec.gov.